Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-81961 and No. 333-81967) on Forms S-8 pertaining to the Nicholas Financial, Inc. Employee Stock Option Plan and the Nicholas Financial, Inc. Non-Employee Director Stock Option Plan of our report dated June 29, 2006, with respect to the consolidated financial statements of Nicholas Financial, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2006, filed with the Securities and Exchange Commission.

Atlanta, Georgia

June 29, 2006